SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14 (a) OF THE
SECURITIES EXCHANGE ACT OF 193 4

Filed by the Registrant [X]

Filed by a party other than the Registrant [  ]

Check the appropriate box:

[X] Preliminary proxy statement

[  ] Definitive proxy statement

[  ] Definitive additional materials

[  ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

[  ] Confidential, for Use of the Commission Only (as permitted by Rule14a 6(e)(2))

NATIONAL SCIENTIFIC CORPORATION

Payment of Filing Fee

[X] No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11:

(1)	Title of each class of securities to which transaction applies;

(2)	Aggregate number of securities to which transaction applies;

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.);

(4)	Proposed maximum aggregate value of transaction;

(5)	Total fee paid.

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

(1)	Amount previously paid;

(2)	Form, Schedule or Registration Statement Number;

(3)	Filing party;

(4)	Date filed.

PRELIMINARY COPY
For Information of the Securities
and Exchange Commission Only

NATIONAL SCIENTIFIC CORPORATION

4455 EAST CAMELBACK ROAD, SUITE E-160

PHOENIX, ARIZONA 85018

NOTICE OF ANNUAL MEETING

To the Shareholders of National Scientific Corporation:

Notice is hereby given that the annual meeting of shareholders of National Scientific Corporation (NSC) will be held Tuesday, February 14, 2001 at the Wells Fargo Conference Center, 100 W. Washington, Phoenix, Arizona 85003 at 10:00 a.m. for the following purposes:

1.	To elect five members of the Board of Directors for the ensuing year and until their successors are elected.

2.	To approve the National Scientific Corporation 2000 Stock Option Plan.

3.	To approve an amendment to NSC’s Articles of Incorporation to (i) increase the number of authorized shares of common stock, $.01 par value (“Common Shares”) from 80,000,000 to 120,000,000 and (ii) provide that any action required under the Texas Business Corporation Act to be authorized by the affirmative vote of the holders of any specified portion of the shares of NSC will require the approval of a majority of the shares of NSC entitled to vote on that matter.

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on January 2, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

A copy of NSC’s Annual Report to Shareholders is included with this mailing, which is being first made on approximately the date shown below.

By Order of the Board of Directors
Sam H. Carr, Secretary

Dated: January __, 2001

IF YOU ARE UNABLE TO ATTEND THE MEETING, YOU ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE POSTAGE-PAID ENVELOPE ENCLOSED HEREWITH FOR YOUR CONVENIENCE

PROXY STATEMENT

             The annual meeting of shareholders of National Scientific Corporation (NSC), will be held Tuesday, February 14, 2001 at the Wells Fargo Conference Center, 100 W. Washington St., Phoenix, Arizona 85003 for the purposes set forth in the Notice of Annual Meeting. The accompanying form of proxy for use at the Meeting and any adjournments thereof is solicited by the Board of Directors of NSC and may be revoked by written notice to the Secretary of NSC at any time prior to its exercise, by voting in person at the Meeting or by giving a later dated proxy at any time before voting. Shares represented by a proxy will be voted for the election of the nominees for directors named and for the other proposals described in this Proxy Statement. Abstentions and broker non-votes will be counted as present or represented at the Meeting for purposes determining whether a quorum exists. Abstentions and broker non -votes with respect to any matter brought to a vote at the Meeting will be treated as shares present, but not voted for purposes of determining whether requisite vote has been obtained. This Proxy Statement and the accompanying form of proxy are being mailed to shareholders commencing on or about January 2, 2001.

             All expenses in connection with the solicitation of this proxy will be paid by NSC, including the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners. In addition to solicitation by mail, officers, directors and regular employees of NSC who will receive no extra compensation for their services may solicit proxies by telephone, fax, e-mail or personal calls.

             The Board of Directors knows of no other matters that may be brought before the Meeting. However, if any other matters are properly brought before the Meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

VOTING SECURITIES AND PRINCIPAL HOLDERS

             Only the holders of NSC Common Shares whose names appear of record on NSC’s books at the close of business on January 2, 2001 (“ Record Date”) will be entitled to vote at the Meeting. At the close of business on the Record Date, NSC had xxxxxxx Common Shares (NSC’s only voting securities) outstanding and entitled to vote. Each Common Share entitles the holder thereof to one vote upon each matter to be voted upon.

QUORUM AND VOTING

             The presence at the Meeting, in person or by proxy, of the holders of a majority of the Common Shares issued and outstanding and entitled to vote will be necessary and sufficient to constitute a quorum to transact business. Each Common Share represented at the Meeting in person or by proxy will be counted toward a quorum. In deciding all questions and other matters, a holder of Common Share on the Record Date shall be entitled to cast one vote for each Common Share registered in his or her name. Abstentions and broker non-votes will not be counted in the election of directors, the proposal to amend the Articles of Incorporation or the proposal to approve the 2000 Stock Option Plan (the “2000 Plan”).

             The following table sets forth, as of the Record Date for the Meeting, certain information with respect to beneficial share ownership by the directors and nominees individually, by all officers and directors as a group and by all persons known to management to own more than five percent (5%) of NSC’s outstanding Common Shares. Except as otherwise indicated, the shareholders listed have sole investment and voting power with respect to their shares.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned		Percent of Outstanding Shares

Lou L. Ross	3,455,040	(1)
Majid Hashemi, Ph.D.	1,425,000
Michael A. Grollman	600,000	(2)
Sam H. Carr	600,000	(3)
Richard Kim	20,000
All officers and directors as a group (5 persons)	6,100,040

______________

     (1)   Includes 1,000,000 shares held by Mr. Ross’ wife

     (2)   Includes 500,000 shares underlying stock options currently exercisable

     (3)   Includes 600,000 shares underlying stock options currently exercisable

ELECTION OF DIRECTORS

             The Board of Directors of NSC (the “Board”) has recommended the number of directors to be elected for the coming year be set at five. The Board recommends that the shareholders elect the nominees named below as directors of NSC for the ensuing year and until their successors are elected and have qualified. The persons named in the enclosed form of proxy intend to vote for the election of the five nominees listed below. Mr. Ross is currently the Chairman of the Board, and Dr. Kim, Mr. Grollman, Mr. Martin and Mr. Carr also currently serve as directors. Each nominee has indicated a willingness to serve, but in the event any one or more of such nominees for any reason should not be available as a candidate for director, votes cast will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by management. The Bo ard knows of no reason to anticipate that any of the nominees will not be a candidate at the Meeting.

Name	Current Position With NSC	Age
Lou L. Ross	CEO and Chairman of the Board	71
Richard C. Kim	Director	42
Michael A. Grollman	Chief Operating Officer, Director	39
Sam H. Carr	CFO, Secretary, Director	44
Charles E. Martin	Director Nominee	41

Lou L. Ross

             Mr. Ross has over 35 years of experience in the manufacture and sale of electronic components for various Fortune 500 companies including Lockheed Aircraft, Fairchild Camera and Instrument Co. and Intel Corporation. At Fairchild Camera and Instrument Co., he was General Manager of the Digital Instrument Division. At Lockheed Aircraft, he was Manager of Electronic Planning. As President and CEO of Intel Corporation (Malaysia), he established that company’s first offshore manufacturing operation in Penang, along with another facility in Manila. Mr. Ross was a founder and Executive Vice President for Advance Semiconductor Engineering in the Far East and established manufacturing facilities for what is considered one of the most advanced semiconductor assembly houses in the world. He has established other major manufacturing facilities, from start up to full production, in such locations as Mal aysia, Singapore and Taiwan. Since December 1998, Mr. Ross has served as the Chairman of the Board of National Scientific Corporation, and devoted significant time toward the coordination of its proprietary technologies and overseeing infrastructure development. For approximately three years prior to December 1998, Mr. Ross served as a member of the Board and an independent consultant to two high technology companies, Intercell Corporation and Intercell Technologies, Inc.

Richard C. Kim, Ph.D.

             Richard Kim, Ph.D. was the founder and has been the President of OHost Corporation since September 1999. He is also currently a Director and CEO of its parent, KoreaStation Corporation. From 1994 to 1999, he was Executive Vice President of Engineering (and Interim President) of Technical Systems Integrators, Inc. (“TSI”). As a founder of TSI, he was responsible for all technologies and products developed by TSI including laser marking systems, vision inspection systems and various automated part-handling systems.

             From 1991 to 1994, Dr. Kim was a Director of Research and Development at General Scientific Corp. He was responsible for the research and development of optical, electro-optical and instrumentation technology. Dr. Kim has also held key positions as the applied holography group leader for Physical Optics Corporation, 1990-1991; as a technical staff member for Rockwell International’ s Advanced Optical Systems Department, 1998-1990; as a technical founder of CyberOptics Corporation, 1984-1988. At CyberOptics, Dr. Kim developed laser range sensors and systems for 3-D vision, non-contact metrology and profiling applications for semiconductor and electronics manufacturing. Prior to being a founding principal of CyberOptics, he began his distinguished career with the Ampex Corporation in 1981. Dr. Kim received his Bachelor of Science degree in Electrical Engineering and Computer Science from the University of California at Berkley, and his Master of Science Electrical Engineering and Doctorate degrees from the University of Minnesota.

Michael A. Grollman

             Mr. Grollman has served as NSC’s Chief Operating Officer since December 1, 2000 and as a Director of NSC since December  1, 2000. Mr. Grollman has over fifteen years of management experience in technology development and sales for firms that range in revenue from $9 million a year to over $6 billion a year. From November 1997 to September 2000, Mr. Grollman worked as a Regional Manager for MicroAge, Inc. in Phoenix, Arizona. From January 1995 until November 1997, he worked as a Regional Director with MTS of Tempe, a Chief Technology Advisor and Executive Vice President with AIS of Scottsdale, and a General Manager and Area Vice President with Margre, Inc. of Portland (Oregon). In each of these positions, Mr. Grollman handled strategy, P&L management, new business development, and oversight of numerous engineering teams across wide geographies, both inside an d outside the continental United States. Mr. Grollman holds a BS degree in Chemistry from the State University of New York, and will complete his MBA at Arizona State University over the next 12 months.

Sam H. Carr

             Mr. Carr has served as NSC’s Chief Financial Officer and Secretary since December 1, 2000 and as a Director of the Company since December 1, 2000. Mr. Carr most recently served as Chief Financial Officer of e-dentist.com (“EDT”), formerly Pentegra Dental Group, Inc. from September 1997 until August 2000. He also served as a member of the Board of Directors of e-dentist.com from April 1998 until August 2000. As a co-founder of EDT, he was an essential part of the difficult but successful Initial Public Offering of EDT in March 1998. From August 1996 until September 1997, Mr. Carr served as the Chief Financial Officer of Ankle and Foot Centers of America, LLC, a podiatry practice management company. Mr. Carr worked with Arthur Andersen for the first 12 years of his professional career in the audit division. In 1990, Mr. Carr became the Chief Financ ial Officer for a large hospital in Santa Fe, New Mexico, then served as the Chief Financial Officer of a Columbia/HCA hospital located in Houston. He then returned to Arthur Andersen in 1994 where he headed the Houston Office Healthcare Consulting practice. Mr. Carr holds an executive MBA from the University of New Mexico and a BBA in Accounting from the University of Texas at Austin. Mr. Carr is a Certified Public Accountant.

Charles E. Martin

             Charles E. Martin is a co-founder of Kinetic Thinking and has been President since its inception in November 1999. Mr. Martin specializes in eBusiness strategy development, business process enablement through technology and cross-functional business integration. Prior to founding Kinetic Thinking, Mr. Martin served as Chief Information Officer for MicroAge, Inc. from July 1997 until November 1999. He also held the position of Vice President of Professional Services in ECadvantage, MicroAge’s electronic commerce subsidiary. Before MicroAge, Mr. Martin was employed by Solutions Consulting from July 1996 until July 1997, Ernst & Young, LLP from February 1995 until July 1996 and Digital Equipment Corporation for the two years prior. His experience crosses the breadth of the computing electronics channel from semi-conductor manufacturing to client systems integration. His focus has been on electronic commerce, order management, material and manufacturing planning, data warehousing & financial planning systems. Mr. Martin earned his Bachelors degree in Accounting at Arizona State University and served in the US Navy Submarine Service.

Vote Required

             In order to be elected a director, a nominee must receive the affirmative vote of the holders of a majority of the Common Share present in person or by proxy at the Meeting.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH NOMINEE FOR THE BOARD OF DIRECTORS.

Meetings; Committees of the Board of Directors

             The business of NSC is managed under the direction of the Board. The Board meets on a regularly scheduled basis to review significant developments affecting NSC and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meeting. The Board met fifteen (15) times during fiscal 2000 and did not act by unanimous consent in lieu of any meetings.

             At September 30, 2000 there were no committees of the Board. In December 2000, the audit committee (the “Audit Committee”) was appointed, whose membership now consists of Dr. Richard C. Kim, Mr. Charles E. Martin and Mr. Michael A. Grollman. NSC believes that Dr. Kim and Mr. Martin are “independent” as that term is used in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Standards, but that Mr. Grollman is not “independent” as that term is used in those standards.

             Currently, the Audit Committee does not have a charter. NSC anticipates that the Audit Committee will review and discuss with NSC’s management and independent auditors NSC’s audited financial statements at and for the year ended September 30, 2001. However, the Audit Committee was appointed following the completion of the audit of NSC’s financial statements at and for the year ended September 30, 2000 (the “2000 Financial Statements”). Therefore, the Audit Committee has not reviewed and discussed the 2000 Financial Statements with management or NSC’s independent accountants or received the written disclosures and the letter from independent accountants required by Independence Standards Board No. 1 or discussed with NSC’s independent accountants the independent accountants’ independence.

** 1    Directors of NSC who are not employees of NSC are compensated at a rate of $2,000 per month and $100 per Board meeting. In addition, Board members are granted 5,000 restricted Common Shares upon their election to the Board, and are to receive an additional 5,000 options, which vest in 12 months from the date of grant, to purchase Common Shares at the current market value in NSC at the end of each complete year serving as a Director. The options granted under the 2000 Plan to directors who are not employees of the Company are intended to be “nonqualified options” under the Internal Revenue Code of 1986, as amended (the “Code”).

** 2    These standards of Board compensation were formally established in December, 2000. Prior to this formal policy, 20,000 restricted Common Shares were issued by NSC to Dr. Richard Kim in consideration of his services as a Director of NSC. Dr. Kim’s compensation for service as a Director will follow the policy guidelines described above prospectively.

EXECUTIVE COMPENSATION

             The following table lists the total compensation for NSC’s Chief Executive Officer and Corporate Secretary, and each other executive officer whose total salary and non-cash compensation exceeded $100,000 for fiscal 2000, 1999 and 1998.

SUMMARY COMPENSATION TABLE

Name And Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)

Lou L. Ross, CEO, Chairman of the Board	2000	110,591	0	0
	1999	14,600	0	0
	1998	2,500	0	0

Majid Hashemi, President	2000	238,500	0	4,847,265	(1)

Vernon M. Traylor	2000	117,591	0	36,000	(1)
	1999	68,700	0	240,000	(1)
	1998	22,500	0	55,000	(1)

______________

     (1)    Restricted Common Shares valued at fifty percent of the closing sales price for the Common Shares on the date of issuance, issued in lieu of cash compensation.

COMPENSATION/EMPLOYMENT AGREEMENTS

             Throughout fiscal 2000, Mr. Ross was engaged as an independent contractor. Mr. Ross is party to a contract with NSC that includes compensation of $9,500 per month, subject to cash availability. In addition, in connection with an equity transaction involving Mr. Ross and his spouse in September 1999, the Board provided for Mr. Ross to receive 4%

of gross revenues of NSC. Effective December 1, 2000, Mr. Ross became an employee of NSC. NSC is in the process of negotiating the terms of an employment agreement with Mr. Ross.

             Dr. Hashemi was appointed President of NSC on September 1, 2000. Effective that date, Dr. Hashemi was contracted as an independent contractor to receive annual base compensation of $240,000, plus $12,000 annually to assist in the purchase of health insurance and other benefits. On September 1, 2000, he was paid $100,000 as an initial payment for contracting with NSC. In addition, he received 1.0 million restricted Common Shares on September 1, 2000. His contract also calls for three additional grants of Common Shares of 250,000 each on December 1, 2000, February 1, 2001 and April 1,  2001. The contract is a one year contract with automatic renewals for one year unless either party chooses to terminate the contract. The stock issued and to be issued to Dr. Hashemi is to be returned to NSC should his contract be terminated by either party for a ny reason other than death on or before January 1, 2003. Effective December 1, 2000, Dr. Hashemi became an employee of NSC under a one year, self-renewing employment agreement. His employment agreement contains the same terms as the previous contractor agreement, including a base annual salary of $252,000, the continuation of the stock awards, and the provision requiring return of the shares should his employment be terminated by either party for any reason other than death prior to January 1, 2003. In the event that NSC terminates Dr. Hashemi’s employment following a change in control or a sale of substantially all the assets of NSC, Dr. Hashemi is to receive one hundred fifty percent (150%) of the then current year’s annual salary.

             Mr. Traylor served as an independent contractor for NSC until August 1, 2000. The terms of his agreement included a base compensation of $8,500 per month. Mr. Traylor is no longer affiliated with NSC.

             Mr. Grollman served NSC as an independent contractor from October 7, 2000 until November 30, 2000. He was paid $15,000 monthly for his services. Effective December 1, 2000 Mr. Grollman was employed under a one year contract to serve as NSC’s Chief Operating Officer. The contract automatically renews for additional one year terms unless either party chooses to terminate. Mr. Grollman’s contract calls for an annual gross salary of One Hundred Eighty Thousand Dollars ($180,000.00), payable semi-monthly. Also in accordance with the contract, on December 1, 2000, NSC granted Mr. Grollman 100,000 restricted Common Shares. Also on December 1, 2000, NSC granted Mr. Grollman 500,000 fully vested options to purchase Common Shares at the closing sales price of the shares on December 1, 2000. On December 1, 2001, the contract calls for Mr.  Grollman to be granted an additional 500,000 fully vested options at the closing sales price for the Common Shares on December 1, 2001, provided that during the preceding twelve months, cash generated from financing activities is equal or greater than $10 million. In the event that NSC terminates Mr. Grollman’s employment following a change in control or sale of substantially all the assets of NSC, Mr. Grollman is to receive one hundred fifty percent (150%) of the then current year’s annual salary.

             Mr. Carr served NSC as an independent contractor from October 15, 2000 until November 30, 2000. He was paid $13,750 monthly for his services. Effective December 1, 2000 Mr. Carr was employed under a one year contract to serve as NSC’s Chief Financial Officer. The contract automatically renews for additional one year terms unless either party chooses to terminate. Mr. Carr’s contract calls for an annual gross salary of one hundred sixty five thousand dollars ($165,000.00), payable semi-monthly. Also in accordance with the contract, on December 1, 2000, NSC granted Mr. Carr 100,000 vested options to purchase Common Shares at a price equal to twenty five percent (25%) of the closing price per share on December 1, 2000. Also on December 1, 2000, NSC granted Mr. Carr 500,000 fully vested options to purchase Common Shares at the closing sales pric e of the shares on December 1, 2000. On December 1, 2001, the contract calls for Mr. Carr to be granted an additional 500,000 fully vested options at the closing sales price on December 1, 2001, provided that during the preceding twelve months, cash generated from financing activities is equal or greater than $10 million. In the event that NSC terminates Mr. Carr’s employment following a change in control or sale of substantially all the assets of NSC, Mr. Carr is to receive one hundred fifty percent (150%) of the then current year’s annual salary.

PROPOSAL 2 — APPROVAL OF THE NATIONAL SCIENTIFIC CORPORATION 2000 STOCK OPTION PLAN

             The Board proposes that the shareholders of NSC approve the 2000 Plan. The 2000 Plan was adopted by the Board on December 1, 2000. The 2000 Plan terminates on December 1, 2010 unless previously terminated by the Board. The 2000 Plan is being implemented to encourage ownership of Common Shares by certain officers, directors, employees and advisors of NSC or its subsidiaries. The 2000 Plan also provides additional incentive for eligible persons to promote the success of the business of NSC or its subsidiaries, and to encourage them to remain in the employ of NSC or its subsidiaries by providing such persons an opportunity to benefit from any appreciation of the Common Shares through the issuance of stock options in accordance with the terms of the 2000 Plan.

             Eligible participants in the 2000 Plan include full time employees, of NSC and its subsidiaries, as well as directors and advisors of NSC and its subsidiaries. Options granted under the 2000 Plan are intended to qualify as “incentive stock options” pursuant to the provisions of Section 422 of the Code or options which do not constitute incentive stock options (“nonqualified options”) as determined by NSC’s Compensation Committee (the “Committee”) or the Board.

             The Board is of the opinion that it would be in the best interest of NSC to reserve for issuance under the 2000 Plan not less than 7,000,000 Common Shares to provide adequate Common Shares for issuance to qualified individuals under the 2000 Plan, and to encourage such individuals to remain in the service of NSC in order to promote its business and growth strategy. NSC may also utilize the granting of options under the 2000 Plan to attract qualified individuals to become employees and non-employee directors of NSC, as well as to ensure the retention of management of any acquired business operations. The maximum aggregate number of Common Shares which may be issued under the 2000 Plan shall initially be 7,000,000 shares, which amount may, at the discretion of the Board, be increased from time to time to a number not to exceed 15% of the number of shares of Common Stock outstanding from time to time .

Summary of 2000 Plan

             The following is a summary of certain of the provisions of the 2000 Plan. The full text of the 2000 Plan is set forth as Exhibit A to this Proxy Statement.

Administration

             The 2000 Plan will be administered, in the discretion of the Board, by the Committee or the entire Board. Under the terms of the 2000 Plan, the Committee shall consist of not less than two members of the Board who are appointed by the Board, and are nonemployee directors. The Board has the power from time to time to add or substitute members of the Committee and to fill vacancies, however caused.

             The Committee or the Board, as applicable, has the authority to interpret the 2000 Plan, to determine the persons to whom, and the basis upon which, options will be granted, the exercise price, duration, and other terms of the options to be granted, subject to the authority of the entire Board and specific provisions contained in the 2000 Plan.

Eligibility

             Nonqualified Options. Nonqualified options may be granted only to officers, directors (including non-employee directors of NSC or a subsidiary), employees and advisors of NSC or a subsidiary who, in the judgment of the Committee, are responsible for the management or success of NSC or a subsidiary and who, at the time of the granting of the nonqualified options, are either officers, directors, employees or advisors of NSC or a subsidiary.

             Incentive Options. Incentive stock options may be granted only to employees of NSC or a subsidiary who, in the judgment of the Committee or the Board, are responsible for the management or success of NSC or a subsidiary and who, at the time of the granting of the incentive stock option, are either an employee of NSC or a subsidiary. No incentive stock option may be granted under the 2000 Plan to any individual who would, immediately before the grant of such incentive stock option, directly or indirectly, own more than ten percent (10%) of the total combined voting power of all classes of stock of NSC unless (i) such incentive stock option is granted at an option price not less than one hundred ten percent (110%) of the fair market value of the shares on the date the incentive stock option is granted and (ii) such incentive stock option expires on a date not later than five years from the date the i ncentive stock option is granted.

Option Price

             The purchase price as represented by Common Shares offered under the 2000 Plan must be one hundred percent (100%) of the fair market value of the Common Shares (in the case of incentive stock options), twenty five percent (25%) of the fair market value of the Common Shares at the time the option is granted (in the case of nonqualified options), or such higher purchase price as may be determined by the Committee or the Board at the time of grant; provided, however, if an incentive stock option is granted to an individual who would, immediately before the grant, directly or indirectly own more than ten percent (10%) of the total combined voting power of all classes of stock of NSC, the purchase price of the shares of the Common Shares covered by such incentive stock option may not be less than one hundred ten percent (110%) of the fair market value of such shares on the day the incentive stock option is granted. As the price of the Common Shares is currently quoted on the NASD Electronic Bulletin Board, the fair market value of the Common Shares underlying options granted under the 2000 Plan shall be the last closing sales price of the Common Shares on the day the options are granted. If there is no market price for the Common Shares, then the Board and the Committee may, after taking all relevant fac ts into consideration, determine the fair market value of the Common Shares.

Exercise of Options

             Options are exercisable in whole or in part as provided under the terms of the grant, but in no event shall an option be exercisable after the expiration of ten years from the date of grant. Except in case of disability or death, no option shall be exercisable after an optionee ceases to be an employee of NSC, provided that the Committee shall have the right to extend the right to exercise for a specified period, generally three months, following the date of termination of an optionee’s employment. If an optionee’s employment is terminated by reason of disability, the Committee or the Board may extend the exercise period for a specified period, generally one year, following the date of termination of the optionee’s employment. If an optionee dies while in the employ of NSC and the optionee has not fully exercised his options, the options may be exercised in whole or in part at any time with in one year after the optionee’s death by the executors or administrators of the optionee’s estate or by any person or persons who acquired the option directly from the optionee by bequest or inheritance.

             In the event of the death of an employee or consultant while in the employ of NSC, the Committee or the Board is authorized to accelerate the exercisability of all outstanding options under the 2000 Plan.

             Under the 2000 Plan, an individual may be granted one or more options, provided that the aggregate fair market value (determined at the time the option is granted) of the shares covered by incentive options which may be exercisable for the first time during any calendar year shall not exceed $100,000.

Acceleration and Exercise upon Change of Control

             Any option granted under the 2000 Plan which provides for either (a) an incremental vesting period whereby such option may only be exercised in installments as each such incremental vesting period is satisfied or (b) a delayed vesting period whereby such option may only be exercised after the lapse of a specified period of time, such vesting period shall be accelerated upon the occurrence of a “Change in Control” of NSC (as that term is defined in the 2000 Plan) so that such option shall become exercisable immediately in part or in its entirety by the optionee, as such optionee shall elect subject to the condition that no option shall be exercisable after the expiration of ten years from the date it is granted.

Payment for Option Shares

             Options may be exercised by the delivery of written notice to NSC at its principal office setting forth the number of shares with respect to which the option is to be exercised, together with cash or certified check payable to the order of NSC for an amount equal to the option price of such shares. No Common Shares subject to options granted under the 2000 Plan may be issued upon exercise of such options until full payment has been made of any amount due. A certificate or certificates representing the number of shares purchased will be delivered by NSC as soon as practicable after payment is received. The Board or Committee may, in its discretion, permit the holder of an option to pay all or a portion of the exercise price by a simultaneous sale of the Common Shares to be issued pursuant to such exercise pursuant to a brokerage or similar arrangement.

Termination of the 2000 Plan

             The 2000 Plan will terminate on December 1, 2010, unless sooner terminated by the Board. Any option outstanding under the 2000 Plan at the time of termination shall remain in effect until the option shall have been exercised or shall have expired.

Amendment of the 2000 Plan

             The Board may at any time modify or amend the 2000 Plan without obtaining the approval of the shareholders of NSC in such respects as it shall deem advisable to comply with Section 422 of the Code or Securities Exchange Act Rule 16b-3 or in any other respect.

Transferability of Options

             Except as may be agreed upon by the Board or Committee, options granted under the 2000 Plan shall be exercisable only by the optionee during his lifetime and shall not be assignable or transferable other than and by will or the laws of descent and distribution.

Vote Required

             The affirmative vote of the holders of a majority of the Common Shares present in person or by proxy at the Meeting is necessary to approve the 2000 Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR NSC’S PROPOSAL TO APPROVE THE NATIONAL SCIENTIFIC CORPORATION 2000 STOCK COMPENSATION PLAN

             The members of the Board are interested in the approval of the 2000 Plan because members of the Board are eligible to receive options under the 2000 Plan. Additionally, NSC notes that Mr. Grollman and Mr. Carr have received grants of options under the 2000 Plan. See “Management.”

PROPOSAL 3 — AMENDMENTS TO ARTICLES OF INCORPORATION

Description of the Proposal

             On December 1, 2000, the Board approved, subject to the consideration and approval of the shareholders of NSC, a proposed amendment to NSC’s Articles of Incorporation to increase the authorized capital stock of NSC by increasing the number of Common Shares available for issuance from 80,000,000 to 120,000,000. The number of shares of Preferred Stock available for issuance shall remain at 4,000,000 shares.

             On December 14, 2000, the Board approved, subject to the consideration and approval of the shareholders of NSC, a proposed amendment to NSC’s Articles of Incorporation to provide that any action required under the provisions of the Texas Business Corporation Act to be authorized by the affirmative vote of the holders of any specified portion of the shares of NSC will require the approval of a majority of the shares of NSC entitled to vote on that matter.

Rationale for the Proposal

             The proposal to increase NSC’s authorized Common Shares is intended to ensure that NSC has sufficient Common Shares that could be used in connection with mergers and acquisitions and to raise additional capital, which could include public offerings or private placements of Common Shares or securities convertible into Common Shares and to ensure that NSC has sufficient Common Shares to provide additional authorized shares that could be issued in connection with the exercise of stock options or possible future stock splits or stock dividends.

             While the Board believes it to be important that NSC have the flexibility that would be provided by having available additional authorized Common Shares, NSC does not now have any commitments, arrangements or understandings which would require the issuance of such additional Common Shares other than the shares reserved for issuance pursuant to outstanding options and warrants. The availability of additional authorized Common Shares would simply permit the Board to respond in a timely manner to future opportunities and business needs of NSC as they may arise and would avoid the possible necessity and expense of a special meeting of shareholders to increase the authorized Common Shares.

             If the authorized Common Shares are increased as proposed, the authorized Common Shares would be available for issuance from time to time upon such terms and for such purposes as the Board may deem advisable without further action by the shareholders of NSC except as may be required by law or the rules of any stock exchange on which the Common Shares may be listed. Such an issuance may decrease or increase the book value per Common Share presently issued and outstanding, depending upon whether the consideration paid for such newly issued shares is less or more than the book value per Common Share prior to such issuance. The issuance of additional Common Shares could dilute the voting power and equity of the holders of outstanding Common Shares and may have the effect of discouraging attempts by a person or group to take control of NSC.

             In addition to increasing the number of authorized Common Shares, the approval of the proposed amendments to NSC’s Articles of Incorporation would have the affect of reducing the number of Common Shares required to approve (i) any amendment to or restatement of NSC’s Articles of Incorporation; (ii) any merger, consolidation, share exchange or plan therefor; (iii) any sale, lease, exchange or other disposition of all, or substantially all, of the property or assets of NSC; or (iv) the dissolution of NSC, from two-thirds (2/3) of the outstanding Common Shares to a majority of the outstanding Common Shares. The members of the Board believe that this change is desirable and in the interest of NSC because it will facilitate NSC’s ability to obtain shareholder approval of the foregoing types of transactions. The members of the Board note, however, that proposed changes may also have the effect of reducing the influence of minority shareholders in approving the foregoing types of transactions. This amendment will be affected by the addition of a new Article 9 to NSC’s Articles of Incorporation, the complete text of which can be found in the proposed Articles of Amendment to Articles of Incorporation in the form of Exhibit B attached hereto.

Vote Required

             Adoption of the proposal to amend NSC’s Articles of Incorporation as described in this proxy statement requires the affirmative vote of the holders of two-thirds (2/3) of the Common Shares outstanding on the Record Date. If approved by the shareholders, such amendment will become effective on the filing with the Secretary of State of Texas of the Articles of Amendment of Articles of Incorporation in the form of Exhibit B attached hereto.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR NSC’S PROPOSAL TO AMEND NSC’S ARTICLES OF INCORPORATION TO (i) INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES FROM 80,000,000 TO 120,000,000 AND (ii) PROVIDE THAT ANY ACTION REQUIRED UNDER THE TEXAS BUSINESS CORPORATION ACT TO BE AUTHORIZED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF ANY SPECIFIED PORTION OF THE SHARES OF NSC WILL REQUIRE THE APPROVAL OF A MAJORITY OF THE SHARES OF NSC ENTITLED TO VOTE ON THAT MATTER.

CERTAIN TRANSACTIONS

             During fiscal 2000, NSC loaned Lou L. Ross, Chairman, $200,000, for which he signed a ten percent (10%) note payable to NSC, with a due date of December 1, 2000. As of September 30, 2000, NSC had recorded interest income and accrued interest receivable of $9,275. NSC has extended the term of the note with Mr. Ross to December 1, 2001.

             In September 1999, Mr. Ross purchased from NSC 1,580,040 shares of restricted Common Stock in exchange for 840,000 free trading shares of Common Stock. In connection with this transaction, NSC agreed to pay to Mr. Ross 4% of NSC’s gross revenues.

INDEPENDENT PUBLIC ACCOUNTANTS

             NSC has not yet selected independent public accountants for the ensuing year because it has determined to wait until later in the fiscal year to do so. Hurley & Company served as NSC’s independent public accountants for fiscal 2000. Representatives of Hurley & Company are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

PROPOSALS FOR NEXT ANNUAL MEETING

             Any proposal by a shareholder to be presented at the next annual meeting must be received at NSC’s principal offices, 4455 East Camelback Road, E-160, Phoenix, Arizona 85018 not later than October 31, 2001.

By Order of the Board of Directors
Sam H. Carr, Secretary

Dated January __, 2001

REQUESTS FOR FORM 10-KSB

UPON WRITTEN REQUEST, NATIONAL SCIENTIFIC CORPORATION WILL FURNISH, WITHOUT CHARGE TO PERSONS SOLICITED BY THIS PROXY STATEMENT, A COPY OF OUR REPORT ON FORM 10-KSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000. REQUESTS SHOULD BE ADDRESSED TO: NATIONAL SCIENTIFIC CORPORATION, 4455 EAST CAMELBACK ROAD, E-160, PHOENIX, ARIZONA 85018, ATTENTION: SAM H. CARR.

PRELIMINARY COPY
For Information of the Securities
and Exchange Commission Only

NATIONAL SCIENTIFIC CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
FEBRUARY 14, 2001

             The undersigned hereby appoints Lou L. Ross and Sam H. Carr, or either of them, with power of substitution, as proxies to vote all stock of National Scientific Corporation (the “Company”) owned by the undersigned at the Annual Meeting of Stockholders to be held at 4455 E. Camelback Rd., Suite E-160, Phoenix, AZ 85018 at 10:00 a.m. on February 14, 2001, and any adjournment thereof, on the following matters as indicated below and such other business as may properly come before the meeting.

1.	[ ]	FOR the election as director of all nominees listed below (except as marked to the contrary below).	2.	Proposal to approve an amendment to the Articles of Incorporation to (i) increase the number of authorized shares of common stock and (ii) provide that any action required under the provisions of the Texas Business Corporation Act to be authorized by the affirmative vote of the holders of any specified portion of the shares of NSC will require the approval of a majority of the shares of NSC entitled to vote on that matter.

			[ ] FOR [ ] AGAINST [ ] ABSTAIN
[ ]	WITHHOLD AUTHORITY to vote for all nominees listed below. Lou L. Ross, Richard C. Kim, Michael A. Grollman, Sam H. Carr, and Charles E. Martin.

	INSTRUCTION: To withhold authority to vote for individual nominees, write their names in the space provided below.	3.	Proposal to approve the National Scientific 2000 Stock Option Plan. [ ] FOR [ ] AGAINST [ ] ABSTAIN

		4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE

PRELIMINARY COPY
For Information of the Securities
and Exchange Commission Only

This Proxy is solicited on behalf of the Company’s Board of Directors.

             This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR all nominees as directors, FOR the proposal to approve an amendment to the Articles of Incorporation to (i) increase the number of authorized shares of common stock and (ii) provide that any action required under the provisions of the Texas Business Corporation Act to be authorized by the affirmative vote of the holders of any specified portion of the shares of NSC will require the approval of a majority of the shares of NSC entitled to vote on that matter, and FOR the proposal to approve the National Scientific 2000 Stock Option Plan.

             Please sign exactly as your name appears on this Proxy Card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: ___________________, 2000

Signature of Stockholder

Signature if held jointly

PLEASE mark, sign, date and return the Proxy Card promptly using the enclosed envelope.